UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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OFFICE DEPOT, INC.
(Name of Registrant as Specified in its Charter)
Levitt Corporation Woodbridge Equity Fund LLLP Mark Begelman Martin E. Hanaka
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a press release and open letter to shareholders of Office Depot, Inc. issued on April 11, 2008 by Woodbridge Equity Fund LLLP and Levitt Corporation.

FOR IMMEDIATE DISTRIBUTION

WOODBRIDGE SENDS OPEN LETTER TO OFFICE DEPOT SHAREHOLDERS HIGHLIGHTING SIGNIFICANT CONCERNS ABOUT
STEVE ODLAND, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF OFFICE DEPOT

FORT LAUDERDALE, FL – April 11, 2008 – Woodbridge Equity Fund LLLP and Levitt Corporation (NYSE: LEV), together “Woodbridge,” today mailed a letter to the shareholders of Office Depot, Inc. (NYSE: ODP).  Woodbridge’s letter details for shareholders its concerns regarding the leadership of Steve Odland, including his overall performance, excessive compensation and other corporate governance issues.  Woodbridge urges Office Depot shareholders to elect its two highly-qualified nominees, Mark Begelman and Martin E. Hanaka, to the Office Depot board of directors.  Shareholders can vote their GOLD proxy card FOR Woodbridge’s nominees by Internet, telephone or mail today.

“Steve Odland is being paid an exorbitant amount despite his failure to perform and the fact that serious governance questions have arisen under his leadership,” said Alan B. Levan, President of Woodbridge Capital Corporation, the General Partner of Woodbridge Equity Fund LLLP.   “As Office Depot’s stock price and market share steadily declines and SEC investigations are launched, Mr. Odland’s compensation has soared.  We believe that this is unacceptable and that our highly-qualified nominees are the right people to ensure that shareholders don’t continue to see their hard-earned investments decline in value while senior management profits.”

For additional information regarding Woodbridge’s nominees, go to www.RebuildOfficeDepot.com.

The full text of Woodbridge’s letter appears below:

PROTECT YOUR INVESTMENT,
VOTE FOR WOODBRIDGE’S DIRECTOR NOMINEES

SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY

Dear Fellow Shareholder:

April 23rd is fast approaching, and we urge you to send the management of Office Depot a strong message by voting for Woodbridge nominees Mark Begelman and Martin E. Hanaka.  If elected, our nominees will not only provide the necessary expertise and leadership to finally turn around Office Depot, but will also work to ensure that the Company’s senior management are not continually rewarded for their mismanagement.

CHANGE IS NEEDED NOW AT OFFICE DEPOT:
DECLINING EARNINGS, MARKET SHARE AND FREE CASH FLOW SHOULD NOT BE
REWARDED WITH EGREGIOUS COMPENSATION

STEVE ODLAND:  NAMED ONE OF THE WORST CEOS TO WATCH IN 2008 BY THE WALL STREET JOURNAL’S
MARKETWATCH COLUMNIST HERB GREENBERG, YET HIS PAY ROSE TO $17.8 MILLION IN 20071

In the past two years, under Steve Odland’s stewardship, Office Depot’s share price has declined 70%.  Meanwhile, Mr. Odland’s compensation increased 85% from 2006 to 2007.  How can Mr. Odland, or the board for that matter, justify this?  Why should shareholders pay a CEO millions upon millions of dollars as they watch the value of their investment and the Company’s market capitalization continue to drop?  Since the end of 2006, shareholders have lost $7 billion in value, while Mr. Odland was awarded $17.8 million in compensation in 2007 alone.  Apparently this was not enough for Mr. Odland to pay his own personal travel expenses.  His personal travel on the company plane cost the Company an additional $311,344 in 2007.2

______________________

1 Permission to excerpt was neither sought nor obtained.
2 From Office Depot’s 2008 Annual Proxy Statement filed March 13, 2008.

The weakening results at the Company and its floundering stock price have not gone unnoticed.  In an article published on January 5, 2008 in The Wall Street Journal, MarketWatch columnist Herb Greenberg listed Mr. Odland as one of the “worst” CEOs to watch in 2008 because of the poor performance of the Company.3  The article pointed out that the stock has done a “complete round trip, and then some” since Mr. Odland became CEO, noting that the Company was buffeted by multi-quarter restatements and falling earnings while Staples forecasted double-digit earnings growth.  He says Mr. Odland is one of a handful of CEOs whose job “should be on thin ice.”

More recently, an interactive multimedia graphic published on April 5, 2008 by The New York Times entitled “Executive Pay: The Bottom Line for Those at the Top” identified Mr. Odland as an outlier within the industry.4  Mr. Odland had this distinction not only because the stock of Office Depot was one of the worst performers of all consumer companies, but because Mr. Odland had one of the fattest paychecks of any CEO in the sector, and the greatest increase in pay when compared to the year earlier, according to The Times’ analysis.  Odland’s increase in pay is ahead of CEOs of such household names as Walt Disney, News Corp., and Marriott International.

Instead of focusing his time and attention on the pain of the average investor, Mr. Odland would have you pity HIS misfortune.  In a Palm Beach Post article published on April 7, 2008, Mr. Odland explained his woes.5

“‘All our options are under water and have no value. You can compute whatever you want, but they're worthless,’" Odland said in a recent interview.

“‘All we got was base salary,’ Odland said. ‘That’s one million dollars, and as my wife reminds me, half of it goes to taxes and the rest of it goes to donations and other things. So I was in the hole.’”

______________________

3 Permission to excerpt was neither sought nor obtained.
4 Permission to excerpt was neither sought nor obtained.
5 Permission to excerpt was neither sought nor obtained.

The same article includes a rebuke from Paul Hodgson, senior research associate for The Corporate Library, an independent research firm in Portland, Maine, that specializes in corporate governance and executive compensation.

“As for the stock options, Odland didn't exercise any last year, but he still has them. ‘Worthless is probably too strong a word,’ Hodgson said.

“‘There are other substantial option grants that were made at the time that don't have any stipulations on them,’ Hodgson said. ‘Not enough of it is really tied to performance. They're kind of behind the times.’”

If Mr. Odland’s compensation was really tied to his performance, he would likely have much more to complain about.

DOES STEVE ODLAND HAVE A PRIOR HISTORY OF EARNINGS MANAGEMENT?
AND IS THE OFFICE DEPOT BOARD TAKING THESE ISSUES SERIOUSLY?

In November 2007, following an Audit Committee review, Office Depot revealed that “funds due or received from vendors previously recognized in the current quarter should have been deferred into later periods.”6  As we have explained before, this means, in essence, that Office Depot prematurely and inappropriately recorded its revenues, resulting in artificially boosted revenues and earnings.  Not surprisingly, these issues resulted in the filing of shareholder lawsuits.  Of further concern is that Office Depot is being formally investigated by the Securities and Exchange Commission.  According to Office Depot, the SEC is reviewing, among other matters: inventory receipt; timing of vendor payments; timing of recognition of vendor program funds and certain intercompany loans; and whether the Company violated federal securities laws.7

We wonder if this is not the first instance of earnings management under Steve Odland’s watch.

Steve Odland served as President and CEO of Tops Markets, a U.S. subsidiary of Royal Ahold, a Dutch public company, from February 1998 to June 2000.  He served as Chief Operating Officer of Ahold USA, the parent company of Tops Markets, starting in June 2000.  He became the CEO of AutoZone in January 2001.

In May of 2003, Royal Ahold announced that an internal audit had discovered accounting irregularities at Tops.8  While these irregularities were initially thought to be for the year 2002, in a filing in October of 2003, Royal Ahold reported that “[a]s a result of the findings of the investigations at [U.S. Foodservice] and Tops, we determined that our income from vendor

______________________

6 From Office Depot’s 10-Q/A filed November 20, 2007.
7 From Office Depot’s Form 10-K filed February 26, 2008.
8 From Royal Ahold 6-K filed May 27, 2003.

allowances for fiscal 2001 and fiscal 2000 was overstated due to the intentional and unintentional misapplication of Dutch GAAP and US GAAP and the intentional inappropriate accounting for and mischaracterization of cash receipts, which led to the recognition of vendor allowances before it was appropriate to do so under Dutch GAAP and US GAAP.  Furthermore, certain vendor allowances were misclassified as revenue instead of as a reduction of cost of sales or selling expense, general and administrative expenses, as required under Dutch GAAP and US GAAP.”9

Ahold went on to report that “[a]t Tops, these accounting irregularities consisted of intentional improper recognition of vendor allowances and pervasive earnings management, including the recording of unsupported vendor allowance income, premature recognition of contract signing fees and vendor allowance billings, over-billings to vendors and the improper holding of company funds at vendors, as well as other instances of earnings management.”

These reports raise serious questions in our mind about Steve Odland, given that he served as CEO of Tops Markets and COO of Ahold USA during fiscal 2000, one of the years when these irregularities occurred.  In light of the investigations currently underway at Office Depot, we cannot help but wonder whether Mr. Odland created or tolerated a culture that encouraged, fostered or turned a blind eye to accounting shenanigans.

ODLAND’S RETAILING TRACK RECORD RAISES ADDITIONAL CONCERNS: MANAGING FOR THE SHORT TERM ONLY TO SEE SALES PLUMMET

Office Depot touts Steve Odland as an expert retailer, citing his tenure at AutoZone.  However, the real results suggest he did to AutoZone exactly what he has done to Office Depot – cut costs for short term gain.  As reported on June 19, 2006 in Forbes:10

“AutoZone shares … rose fast after Steve A. Odland, a cost-cutter … took over as chief executive (Odland is now running Office Depot).  But then AutoZone stalled as the lack of investment in stores pushed customers to the competition.”

As reported in TheStreet.com on September 21, 2005, the departure of Steve Odland from AutoZone in March 2005 “coincided with an alarming drop in the retailer’s same-store sales.”11  The article went on to report that “Odland obsessed over profits and growing cash flow through cost control.  But critics said he did too little to ensure long-term growth.”

______________________

9   From Royal Ahold 20-F filed October 23, 2003.
10 Permission to excerpt was neither sought nor obtained (emphasis added).
11 Permission to excerpt was neither sought nor obtained (emphasis added).

Office Depot investors should not be surprised.  On March 14, 2005, MarketWatch reported that Office Depot investors should not “get overly enthusiastic about Steve Odland’s hiring as CEO” at Office Depot.12  The column went on to note that:

“[Odland’s] four-year tenure at AutoZone, save for the stock’s volatility, was memorable if only for his smoke-and-mirrors efforts to try to position the auto-parts retailer as a growth company.  Ditto for when he was at the Tops Markets division of Ahold, where he was even more of a short-timer than he was at AutoZone.”

We believe this story sounds all too familiar – but this time, Steve Odland didn’t find another place to jump before the house came tumbling down.

CONCERNS ABOUT OVERALL BOARD INDEPENDENCE UNDERSCORE NEED FOR FRESH REPRESENTATION

Office Depot’s board composition has raised concerns among corporate governance advisors.  The Corporate Library in its 2008 report on Office Depot noted:13

“Currently, board composition and executive compensation are concerns for this company.  Two directors (Neil R. Austrian and David I. Fuente) are potentially conflicted outside related directors.  Mr. Fuente is a former CEO and Chairman of the company and Mr. Austrian is a private investor in the company and a former interim CEO and Chairman of the company.  This raises concerns about board independence.  Meanwhile, five directors have been on the board for more than ten years.  This creates the perception of a ‘board within a board’ and raises additional concerns about board independence.”

It is time for new representation and greater accountability on the Office Depot board and greater value for Office Depot shareholders.  Woodbridge’s director nominees, Mark Begelman and Martin E. Hanaka, will fight to protect your investment.

We urge you to sign, date, and return the enclosed GOLD proxy card today with a vote FOR our nominees.  If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Georgeson Inc., toll free at 877-651-8856.

______________________

12 Permission to excerpt was neither sought nor obtained.
13 Permission to excerpt was neither sought nor obtained.

For more information about our nominees and their plans for restoring Office Depot’s value, please visit: www.RebuildOfficeDepot.com.

Sincerely,

Woodbridge

If your shares are registered in your own name, please sign, date and mail the enclosed GOLD Proxy Card to Georgeson Inc. in the self-addressed, postage-paid envelope provided today.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed GOLD Voting Instruction Form in the self-addressed, postage-paid envelope provided. Remember--only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor:

199 Water Street, 26th Floor
New York, NY 10038
Shareholders Call Toll Free: 877-651-8856

# # #

Woodbridge Equity Fund LLLP
Woodbridge Capital Corporation, a wholly-owned subsidiary of Levitt Corporation, is the general partner of, and Levitt Corporation is the limited partner of, Woodbridge Equity Fund LLLP.  Woodbridge Equity Fund LLLP is a beneficial owner of Office Depot, Inc. (the “Company”) securities and a participant in the proxy solicitation.

Levitt Corporation
Levitt Corporation, directly and through its wholly-owned subsidiaries, historically has been a real estate development company.  Going forward, Levitt Corporation intends to pursue acquisitions and investments opportunistically within and outside the real estate industry.

Additional Information
Levitt Corporation and Woodbridge Equity Fund LLLP (together, “Woodbridge”), and Mark Begelman and Martin E. Hanaka (together, the "Nominees" and, together with Woodbridge, the "Proponents") filed a proxy statement with the Securities and Exchange Commission (the “SEC”) on March 27, 2008 containing information about the solicitation of proxies for the 2008 Annual Meeting of the shareholders of the Company.

Investors and security holders of the Company are urged to read the proxy statement because it contains important information.  Detailed information relating to the Proponents and Alan B. Levan, John E. Abdo and Seth Wise, participants in the solicitation of proxies from Company shareholders, can be found in the proxy statement filed by the Proponents.  The proxy statement and other relevant documents relating to the solicitation of proxies by the Proponents are available at no charge on the SEC’s website at http://www.sec.gov.  In addition, the Proponents will provide copies of the proxy statement and other relevant documents without charge upon request.  Requests for copies should be directed to the Proponent’s proxy solicitor, Georgeson Inc. at 1-877-651-8856.

Forward-Looking Information
Some of the statements contained herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "may," "intend," "expect," "will," "should," "seeks" or other similar expressions. Forward-looking statements are based largely on management's expectations and involve inherent risks and uncertainties. In addition to the risks identified below, you should refer to Levitt Corporation’s and the Company’s periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements.  Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include: the costs and disruption to Levitt Corporation’s or the Company’s business arising from the proxy contest and related litigation; the diversion of management time to issues related to the proxy contest; the ability to successfully solicit sufficient proxies to elect the Nominees to the board of directors of the Company; the ability of the Nominees to influence the other directors and the management of the Company and to improve the corporate governance and strategic direction of the Company; risk factors associated with the business of Levitt Corporation, as described in Levitt Corporation’s periodic reports filed with the SEC, which may be viewed free of charge on the SEC's website at http://www.sec.gov; and risk factors associated with the business of the Company as described in the Company’s Form 10-K for the fiscal year ended December 29, 2007, and in other periodic reports of the Company, which are available free of charge on the SEC’s website at http://www.sec.gov.  Accordingly, you should not rely on forward-looking statements as a prediction of actual results.

Contacts:
Investors:
Georgeson
877-651-8856